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Exhibit 99.2

FINAL TRANSCRIPT

CCBN StreetEvents Conference Call Transcript

CECO—Q4 2003 Career Education Earnings Conference Call

Event Date/Time: Feb. 04. 2004 / 9:30AM ET

Operator

Good day, ladies and gentlemen, and welcome to the Career Education fourth quarter and year-end 2003 results conference call. At this time, all participants are in listen-only mode. We'll be facilitating a question-and-answer session towards the end of this conference. If at any time during the call you require assistance, please press star followed by zero, and a coordinator will be happy to assist you.

Statements made by the CEC, or it's representatives, on this call that are not historical facts are forward-looking statements within the meaning of the Safe Harbor provisions of the Private Securities Litigation Reform Act of 1995. Such statements are based on information currently available to us, and involve risks and uncertainties that could cause our actual results in 2004 to differ materially from those expressed in or implied by the statements. These risks and uncertainties include, but are not limited to, costs and difficulties related to the integration of acquired businesses; risks related to our ability to comply with and the impact of changes in legislation and regulations that affect our ability to participate in student financial aid programs; costs, risks and effects of legal and administrative proceedings and governmental regulations; future financial and operational results; competition; general economic conditions; ability to manage and continue growth; and other risk factors relating to our industry and business, as detailed in our annual report on form 10-K for the year-ended December 31, 2002, as amended, and from time to time in our reports, filed with Securities and Exchange Commission. CEC assumes no obligation to update its forward-looking statements.

I would like to now turn the presentation over to your host for today's call, Mr. Jack Larson, Chairman, President, and Chief Executive Officer of Career Education. Please proceed, sir.

Jack Larson—Career Education—Chairman, President, and CEO

Good morning, and welcome. I have with me today Mr. Pat Pesch, Executive Vice President and CFO; and also Mr. Nick Fluge, President of the Online Education Group. I'm pleased to share our great results for the fourth quarter and for 2003 year end. The fourth quarter financial results were net revenue up 63%, net income up 72%; and for the year net revenue up 52%, net income up 77%. We also had improving margins. 2003 was a great year for our company. We set new records in many key areas. As of January 31, 2004, we have over 83,000 students systemwide, a population increase of 63%. Career Education Corporation is a global system which serves many exciting markets, students who want a diploma, associate degree, bachelor degree, or masters degree; and even doctorates. People who are attracted to great programs like visual communication, culinary arts, business, IT, and healthcare. Students of all ages come from local markets, out of area, international, and of course from our online group. These programs have given us the ability to grow in a time when people with the right education prosper.

Our strategy is simple. Make sure that the educational needs of our students are aligned with the needs of business and industry. Our numbers speak for themselves, and tell the compelling story of our success for our colleges, schools and universities group; and our online education group. Let me cover some important highlights from 2003. Our technology gave us a boost in key areas that serve students well and made us more efficient in such key areas as financial aid online, our student portal, faculty portal, lead capture, student enrollment, financial payments, personnel online training, and our student information system and many more. We had an abundant number of leads at reasonable costs. Leads are up 70% in the fourth quarter compared to last year. People have been very responsive to our message. High school, internet, direct mail and tv were the biggest sources. Referrals were also an important source.

We had a record number of starts in 2003. People were attracted by the opportunities available to them upon graduation. Fourth quarter starts were up 74% over last year. This shows a strong demand for our programs. Another exciting highlight is that we achieved great placement rates of 94% for the onsites group and 98% for the online group. This shows a strong alignment between what students want and what business and industries need. We were very proactive in increasing our career service efforts at each college, and for our online groups which gave us more exposure for more jobs to match up with our student needs. We had four new start-ups in 2003, in Las Vegas, Nevada our culinary arts program; Houston, our American Intercontinental University; in Detroit, our International Academy of Design and Technology; and Atlanta, one of our culinary schools. All are off to a great start. The online group really took off in 2003, and is on a very solid foundation to become one of the world's largest providers.

Many new products and services were added and unique marketing strategies were implemented. Our current population is over 12,000 full-time students seeking 100% online degrees. This is four times the earlier total of approximately 3,000 students. Our three acquisitions in 2003 gave us many new platforms to grow our business. The Whitman Education Group got us into the healthcare area in a very significant way. We also got another online platform through Colorado Technical University. Many other unique opportunities were made available to us with the Whitman acquisition. Whitman is off to a great start. They're poised to have a very good 2004. Our INSEEC group in France was another acquisition in 2003 and had an excellent year. Western School of Health and Business Careers in Pittsburgh, with two campuses, has had good initial success. Each of these groups is now fully merged into our system.

Let me now review some of our key strategies that are in place for 2004. School start-ups. We anticipate seven new locations, and they would be as follows: In Las Vegas, we look at putting in another—or putting in an International Academy of Design and Technology; the projected opening is in April. In Miami, we're looking at putting in a culinary school; the opening is scheduled for May. Dallas, AIU or American Intercontinental University is scheduled for July. San Antonio, another AIU, that's scheduled also for July. Nashville, an International Academy of Design, and that's scheduled for July. Also we're looking at Seattle for an International Academy of Design and Technology, that's scheduled for October; and finally we're looking at San Diego for Collins College and that is also scheduled for October. We're looking at a number of other markets that would go beyond that in the future, probably doing something, you know, perhaps in 2005. That could be in New York for culinary, Boston for culinary, Sacramento for International Academy of Design and Technology and Columbus, Ohio.

Let me now talk about satellite campuses. Our colleges also will be adding satellite campuses in a number of major markets where we see expansion opportunities. Another great strategy is program transplants. We expect to have over 50 program transplants, much like we did in 2003. Also higher degrees, we expect to add many higher degrees in 2004, for onsite and online education. Acquisitions, we will be on the lookout for two to three acquisitions that strategically fit, that fit our system. Our track record in this area has been very good. Online education will continue it's rapid expansion because the quality and the demand for our programs are very high. Let me finally conclude with, our booked futures as we go into 2004, as of December 31, 2003 was up 30%. This is an indication of the high demand for our programs. At this time I'd like to turn it over to Pat Pesch, our CFO.

Pat Pesch—Career Education—CFO

Good morning, everyone. As Jack has indicated, we had an outstanding fourth quarter and full year 2003 financial performance; with significant population and revenue growth and strong margin improvement. We continued to aggressively make investments in new campuses, new program introductions, our online business, and technology improvements. All of which can contribute to healthy growth in future quarters and future years. Revenue growth in the fourth quarter of 63% was up from a 60% increase in the third quarter, and included same school revenue growth of approximately 39%. Full-year revenue was up 52% to $1.19 billion. Revenue for the online business was approximately $51 million for the fourth quarter, resulting in full-year revenue of approximately $149 million. Operating margins increased 90 basis points from last year's fourth quarter. This improvement was up from management guidance due to stronger than expected online revenue and better performance of the INSEEC schools, our French schools. This improvement was less than earlier quarters due to several reasons: we had limited improvement in our brick and mortar same school campuses, where margins are generally significantly higher in the fourth quarter; and essentially establishing tougher year-over-year improvement opportunities.

We also had moderately higher legal and related expenses associated with the allegations at our Santa Barbara and Montclair campuses. The combination of strong revenue growth and improved margins generated fourth quarter net income growth of 72% and earnings-per-share growth of 59%. Full year net income grew 77%, and earnings per share grew 67%. At December 31, accounts receivable days sales outstanding of 29 days compares favorably to last year's days sales outstanding of 33 days. Bad debt as a percent of the revenue was 5.1% versus 3.7% last year, and 4.8% last quarter. Efforts in the area of cash collections and credit management continued along the same lines as those efforts that were initiated in the third quarter. While this has resulted in a continuing level of bad debt at the approximately 5% level, we also see strong results from these cash collection activities as is illustrated by the strong improvement in DSOs.

I should also mention that our deferred revenue balances increased to $113 million as of December 31, up from approximately $53 million at the same time last year. The improvement in DSOs and deferred revenue is largely attributable to the strong cash collection efforts that we have made in the third and fourth quarters. I would also like to mention a few other items. Included in the balance sheet we have provided in the press release is certain selected balance sheet data. Included in current liabilities, in that data, is $75 million of short-term borrowings which was repaid shortly after December 31. Also we indicated in the press release that our online population had risen to approximately 12,200 students. Included in that population is slightly over 500 students associated with the Colorado Tech online program. The Colorado Tech online population information is not included, repeat, is not included in the same school data that we have discussed. Now I'd like to move forward and discuss briefly the guidance that we're providing for 2004.

This is first-time guidance for 2004 from the company. We expect full-year revenue to be approximately $1.58 to $1.6 billion, and full-year earnings per share at approximately $1.56 We expect the online education group's full-year 2004 revenue, which is included in the preceding amounts, to exceed $240 million. We expect first quarter 2004 revenues between $373 and $378 million; and first-quarter earnings per share to be approximately 32 cents. That would be up approximately 60% from prior year first-quarter earnings per share of 20 cents. For the first quarter, we expect weighted average shares outstanding to be approximately 105.8 million shares, that is the number that we have used in estimating that 32 cents earnings per share level in the first quarter. For the full year 2004, we expect operating profit margin improvement to be approximately 50 to 75 basis points, with significantly stronger improvement in the first quarter of 2004. Our expectations for higher improvement in the first quarter versus the remainder of the year is primarily related to the year-over-year impact of our online education group where the profitability of the online business during 2003 was significantly lower in the first quarter than in subsequent quarters.

Therefore, the effect of online in the first quarter of 2004 provides significant upside over the prior year. We expect our 2004 effective income tax rate to remain at 40.25%; and we expect 2004 capital expenditures will approximate 8.5% of revenue, a comparable level to that experienced in 2003. The 2004 guidance reflects expenses in capital spending associated with nine branch campuses. Two of which will not have their first student starts until 2005. Jack discussed seven campuses which we expect to have their first starts during 2003, we are expecting to be—and the guidance reflects some spending associated with campuses that will likely not open until sometime in 2005. With that I will turn it back over to Jack.

Jack Larson—Career Education—Chairman, President, and CEO

Thanks Pat. I'd like to say a few words before we get into our question-and-answer session.

As it relates to the status of the allegations brought against Brooks Institute of Photography by former employees, we confirm that the quotes from an ACICS report that appeared in a Santa Barbara News Press article on January 30 were accurate. These quotes include that ACICS found, and I quote "no evidence that the institution is violating the standards set by the council". We're pleased to have this ACICS review behind us. We understand that morale is good and that the school is operating on a business as usual basis.

Regarding the status of lawsuits, we will keep with our company policy and not comment on pending litigation. This specifically relates to the class action lawsuits, the Gibbs Montclair wrongful termination suit, and any legal action that CEC might bring against a former employee or others.

Finally, as you already know, we're in a highly regulated industry, and we are regularly reviewed by a variety of federal, state and accrediting agencies. We do not plan to specifically comment on the status of any specific review at this time.

With that operator, I will now turn it to you to open the line for questions.

QUESTION AND ANSWER

Operator

Thank you. Ladies and gentlemen, if you wish to ask a question, please press star followed by one on your touchtone telephone. If your question has been answered or you wish to withdraw your question, please press star followed by two. Please press star 1 to begin. We ask that you keep your questions limited to one question per person. And your first question comes from Greg Cappelli from Credit Suisse First Boston. Please proceed, sir.

Greg Cappelli—Credit Suisse First Boston

Good morning, guys. Congratulations on another strong quarter.

Jack Larson—Career Education—Chairman, President, and CEO

Good morning, thanks.

Greg Cappelli—Credit Suisse First Boston

Pat, I wondered if we can spend a little bit more time on the bad debt that you brought up. In particular, maybe can you help us reconcile the portion of the increase year-over-year from the recent acquisition of Whitman versus what you talked about, well I guess tightening your credit policy over the past couple quarters is what sounds like drives more of it, and are you just assuming the 5.1% in your increased guidance in bad debt for the year.

Pat Pesch—Career Education—CFO

Let me address the Whitman acquisition first. I would not attribute any substantial portion of the increase really to Whitman. When you look at the magnitude of the increase they've had and consider that Whitman is less than 10%, you know, of our total revenue or approximately 10% of our total revenue, it simply couldn't mathematically have that significant an impact on the overall numbers. So just really making it clear and this is something I mentioned last quarter and reiterate as well now, that is not the cause of the increase.

We did in our last quarter talk about some tightening credit standards and credit practices and collection policies. Those remained in effect during the fourth quarter. We think that those have certainly had an adverse impact on bad debt in the short run. And I would look at that at least for these past two quarters or at least for a couple more quarters on top of that.

But I think what we see in those efforts is really some strong results in terms of cash collection activity, and I discussed those in terms of the reductions in our day sales outstanding and increases in deferred tuition revenue. So we think ultimately that the strong cash collection activities, as it continues, will have a favorable impact on the bad debt.

With respect to the guidance, the guidance really incorporates our expectations for bad debt, and our margin improvements that we have estimated clearly contemplates a level of bad debt continuing at these higher-than-historical levels for the near future.

Greg Cappelli—Credit Suisse First Boston

Okay. And then I know we'll get the reserve and write-offs in the K, but just my thinking about the right way, your sales per day are around $4 million. You improved DSOs by four days to get $16 million, so to get 16 million of DSO improvement you'd be looking at somewhat somewhere, what, 4 or 5% of revenues.

Pat Pesch—Career Education—CFO

Greg, I think what you're trying to address is, did we get the improvement in our DSOs by simply writing off or reserving additional accounts. And the answer to that is no, we did not. We did not change our accounts receivable write-off or reserve policies in order to get four days of improvement, you know, strictly from, call it increased reserves or increased write-offs. We would have had to, you know, incur roughly $16 million of additional bad debt expense, which would be in excess of 4% of revenue that would be substantially all of the bad debt expense that we reported.

So I think that's what you're driving at so the answer is no, our DSOs were not attributable to just taking more write-offs.

Greg Cappelli—Credit Suisse First Boston

That is exactly what I was trying to get at, thanks a lot, Pat, that was very helpful, and one quick one for Jack, if I could. I wondered just from a bigger picture standpoint if you can comment on your thoughts on President Bush's comments recently on the education environment overall.

Jack Larson—Career Education—Chairman, President, and CEO

I think it shows that education is an important aspects of how the government views it as being a good investment. And I think that, you know, he certainly is saying the right things. I think sometimes, you know, we need to see if the dollars are forthcoming, but, I think, it does highlight the fact that, as never before in our country, that education is the key to people being successful, having better lives, and having the whole country just function better.

Greg Cappelli—Credit Suisse First Boston

Thanks a lot, guys.

Jack Larson—Career Education—Chairman, President, and CEO

All right.

Operator

Your next question comes from Richard Close of Jefferies. Please proceed sir.

Richard Close—Jefferies and Company

Yes, congratulations on a great quarter. I was wondering if you could comment a little bit with respect to CTU, or Colorado Tech Online as well as the guidance for your online revenue for 2004? To me it seems pretty light considering, I think if you just annualize the student base you have now that it would be around $240 million. Can you just comment on that please?

Pat Pesch—Career Education—CFO

Yes, this is Pat. Let me just, one, address the earnings process. Colorado Tech is a slower-paced program and, therefore, kind of the revenue per student is at a lower level. However, with, you know, approximately 500 students out of 12,200 at Colorado Tech, at this point in time it is not having kind of significant impact on the average revenue per student for our online education group.

In terms of the $240 million, I guess, being conservative or approximating the run rate that we're at, what we essentially have indicated in our guidance is that we have $240 million of revenue, for online revenue, embedded in that guidance. And we have indicated I think clearly in the report that we do expect to exceed $240 million of revenue. We're not placing a specific, you know, high end number on the upside there. As you know, this business has been rapidly growing. Nothing about our guidance should imply that we're going to change our efforts in terms of actively recruiting students and actively trying to grow that business, both from a population standpoint, a revenue standpoint and a profitability standpoint.

Jack Larson—Career Education—Chairman, President, and CEO

Richard, this is Jack. Let me just comment, too, at CTU we've been very pleased with our starts on that. That hasn't been that long ago that it became part of our system, it certainly gives us another platform to grow on, and I think it really has shown that it's a very vibrant situation for us to add other products to, and have kind of another, you know, brand.

Richard Close—Jefferies and Company

Could we sort of envision similar growth for CTU as we have with AIU online? And then just a final question and I'll jump off. You mentioned last quarter on the profitability that online reached I guess the highest level of any of the land-based schools. Is that still true?

Pat Pesch—Career Education—CFO

That is definitely still true. It is absolutely our—from a margin perspective our most profitable business unit. We expect that to continue as well.

Richard Close—Jefferies and Company

And then on the CTU, can that have similar growth as AIU?

Pat Pesch—Career Education—CFO

At this point in time, if you look at the historical reported populations for the AIU business, I think what you'll see is that Colorado Tech is off to a faster start. But I would also say it's too early at this stage to say exactly how it will follow or how it will compare to the growth pattern at AIU.

Richard Close—Jefferies and Company

Thanks again and congratulations.

Jack Larson—Career Education—Chairman, President, and CEO

Thank you.

Operator

Ladies and gentlemen, we again remind you to please limit yourself to one question per person. Your next question comes from Howard Block, of Banc of America Securities. Please proceed, sir.

Howard Block—Banc of America Securities

Did she share that warning before me on purpose?

Jack Larson—Career Education—Chairman, President, and CEO

Absolutely, Howard.

Howard Block—Banc of America Securities

Alright. Unfair, but congratulations on a great quarter and I'll try to comply with her request.

Jack Larson—Career Education—Chairman, President and CEO

Thank you.

Howard Block—Banc of America Securities

The guidance, Pat, on online, we obviously respected as being conservative. Is it safe to say that you outperform, or continue to grow online populations throughout the year, then the margin guidance for the latter part of the year which tends to be pretty conservative would also be outperformed perhaps significantly?

Pat Pesch—Career Education—CFO

I would say clearly with the stronger-than-average margin performance that we have for online as the revenue base would grow it would clearly average up our margin performance and, therefore, the year-over-year improvement so the answer is yes.

Howard Block—Banc of America Securities

Okay, since that was an easy one, I'll just sneak a second one in. The booked futures data, which I only have eight quarters of data now, I don't know if you gave it in '01 or not, but anyway, in the last eight quarters, Jack, the 30% that you just shared is the lowest I believe except for the second quarter of '02, at which period your top-line growth was far feared to where it is right now. Any reason to be concerned about the book future data that you shared?

Jack Larson—Career Education—Chairman, President, and CEO

We feel very, very comfortable with it, I mean, I would tell you we have a lot of confidence in what that number means to us as we go into this year, so I wouldn't read anything into that. In prior years we're probably taking it against smaller numbers or a little bit different way of looking at it, but we feel very secure in that number and that's a very comfortable number for us. Let me just state that.

Howard Block—Banc of America Securities

Okay, again, congratulations.

Jack Larson—Career Education—Chairman, President, and CEO

All right. Thank you.

Operator

Your next question comes from Sara Gubins of Merrill Lynch, please proceed.

Sara Gubins—Merrill Lynch

Hi, good morning, I'm wondering if you can talk about the capital expenditures in the quarter and for the year that came in higher than your guidance, and I'm wondering what drove that increase.

Pat Pesch—Career Education—CFO

This is Pat. I can comment on that. Essentially in the fourth quarter, we made a few decisions to accelerate some spending. One area that was not included in the guidance that we provided last quarter was approximately $4 million associated with some additional space for our online business.

We had contemplated that expansion but basically we pulled up the timing. The spending associated with that is primarily furnishings and build-out costs associated with some additional space which is about $4 million.

We also had approximately $2 million associated with one of our facilities where we have—we entered a sublease arrangement on some space, in the fourth quarter, and part of those negotiations contemplated us basically building out the space for the tenants, and at the time of that release, it was not expected that we would provide those build-out dollars as we negotiated the arrangements, it just made sense to do that from an economic standpoint, and so we went ahead and did that.

That's about $6 million. You know, of the increase. The remainder I would say would just be kind of an assorted minor timing differences on various projects.

Sara Gubins—Merrill Lynch

Okay. Great. And then one last very quick one. The tax rate was down in the fourth quarter from what we had expected and I'm wondering what brought that down, and if you'd expect for '04 a similar pattern in the tax rate or if you would expect it just to be flat at about 40.25%.

Pat Pesch—Career Education—CFO

The guidance we provided is for us to be flat at 40.25%. If you look at the quarterly income tax provisions, we're about 40.5% in the first three quarters, and closer to 40% in the fourth quarter. Essentially what we were doing was truing up our calculation for the full year to 40.25%. So, you know, we were booking at an estimated level 40.5, we adjusted to the 40.25 full-year rate in the fourth quarter.

The benefit associated with that change or, in other words, the difference between our earnings if we had remained at 40.5% for the full year, was approximately 4/10ths of a cent of earnings, in the fourth quarter, if you run the math. Earnings-per-share. So again we trued it up in the fourth quarter and we expect it to stay at that level throughout the year. We would again go through a process near year end in 2004 if we thought that that rate needed to be adjusted. We would make that adjustment

Sara Gubins—Merrill Lynch

Great, thanks very much.

Operator

Your next question comes from Mark Marostica, of Piper Jaffray.

Mark Marostica—U.S. Bancorp Piper Jaffray, Inc.

Great job on the quarter.

Jack Larson—Career Education—Chairman, President, and CEO

Thank you.

Mark Marostica—U.S. Bancorp Piper Jaffray, Inc.

Regarding the online margins in the quarter, given the fewer number of earnings days that you talked about before in the fourth quarter with the holidays, would it be fair to say that the online margin was less in fourth quarter that is, was less than in the third quarter?

Pat Pesch—Career Education—CFO

Let me just mention this. I wouldn't necessarily say it's fair to make that statement. It is fair to say that the lower earning days clearly affected the fourth quarter performance at online. When you have less earning days, you really aren't leveraging your fixed costs as strongly, however, we did have strong revenue growth for online, which offset, you know, a portion of that. So I wouldn't say that it's significantly different.

Mark Marostica—U.S. Bancorp Piper Jaffray, Inc.

Okay, fair enough. And just a quick one since that was such an easy answer, Pat. Is that looking at the margin guidance that you have given before for online, that peak margins could reach the 50% level, if I recall, any changes on your thoughts there, and perhaps you can comment on perhaps length of time to reach those peak margins in online would be helpful.

Pat Pesch—Career Education—CFO

One, certainly no changes in our thoughts in terms of the potential to reach those margins. And again, in terms of the time to reach those margins, that is somewhat dependent upon the growth rate. If we experience a similar growth rate to last year, it may take a little bit longer to do that. I think ironically it will be easier to hit those levels if the growth rate were to slow down.

Essentially because with the high growth rate, our student acquisition costs, which we expense up front, essentially before any revenue is recognized, are really expensed at a disproportionate level to the current revenue. So those targets are clearly attainable. How quickly we get to them will be a function of the revenue growth and the rate of that growth.

Mark Marostica—U.S. Bancorp Piper Jaffray, Inc.

Thank you.

Operator

Your next question comes from Gary Bisbee of Lehman Brothers, please proceed, sir.

Gary Bisbee—Lehman Brothers

Thanks, and my congratulations on another outstanding quarter.

Jack Larson—Career Education—Chairman, President, and CEO

Thank you, Gary.

Gary Bisbee—Lehman Brothers

Given that you're accelerating the number of start ups, I was wondering if you would just review with us your thoughts as to what the start up model looks like. It depends on the market and the school brand, but is it reasonable to expect something in the order of like $1 million of start up costs, preopen, and another million or so of operating losses in the first year of operation, and then beyond that what do you think a reasonable break even period on average for your new campuses would be.

Pat Pesch—Career Education—CFO

Gary, this is Pat. We have addressed this historically and I will kind of review what we've talked about before. We would expect, you know, pretax operating losses somewhere in the $1.2 million range, in kind of what I'd call the preopening cost. Largely, in the six months leading up to the first student start. And that is just cost associated with putting the management team in place, the initial recruiting cost for the first few classes of students, and essentially with no revenue to offset those.

We would experience a similar level of operating losses after the first start, and leading up to kind of the point at which we hit break even. That period we've modeled that out as being between nine and 12 months. Obviously all of the start ups are slightly different but we have been following that pattern reasonably closely. Some of the schools have reached profitability more quickly than that. Some have taken a little bit longer.

But one of the reasons we've increased our activity, or plan to increase our activity this year, is because that model's been working very well. I'd also mentioned CapEx associated with those, generally would be, you know, million to $2 million initially for a nonculinary school, and something, you know, in the $5 million range, perhaps a little more than that, for a culinary school, because of higher build out cost for kitchens.

Gary Bisbee—Lehman Brothers

Great, thanks, and if I could sneak my add on to that, maybe to Jack. You've obviously accelerated this the last few years and you just said one of the reasons is that it's successful, but looking out the next couple years, how do you feel about this strategy and do you feel that given we're seeing most of your publicly traded comps talking about similar strategies that we're going to run in to increasing competition at some point in the next two or three years. Is that a risk for you guys or a fear.

Jack Larson—Career Education—Chairman, President, and CEO

We certainly do a lot of market research prior to getting any market and the nice thing about the start up strategy is the fact that it kind of puts the faith in our hands where we can move into a market that we see as maybe holding opportunities We feel that we have some unique competitive advantages at our schools and really well known brand names. We've got the ability to kind of do a variety of things that perhaps other competitors can't do. And, you know, I think that adds a real great dimension. I think that is one of the reasons that our start ups have been very successful.

We'll continue to be very judicious about this, look before we leap but I think what we like about it is it does give us a very nice return and does allow us to move into markets that we feel there's an opportunity without having to wait for an acquisition. And certainly there's lots of room. Keep in mind, the baby, or the baby-boomers have had kids. They're pouring out of the high schools in record numbers. A lot of states are going to have, you know, 20, 30, 40, 50% more graduates between now and 2008, more than they've ever had in the history of our country.

So that's kind of a built in group and then certainly you have the young adult and working adults, and a lot of our schools have modeled a design not only to attract people from the local market but also to attract people from out of town. And, you know, that will continue to be something that we will put in our model also because it does allow us, then, to grow the school much larger without having to rely upon that local market.

Gary Bisbee—Lehman Brothers

Thanks a lot.

Jack Larson—Career Education—Chairman, President, and CEO

All right, very good.

Operator

Your next question comes from Jeff Silber of Harris, Nesbit Gerrard. Please proceed, sir.

Jeff Silber—Harris, Nesbit, Gerrard

Good morning, and let me add my congratulations as well.

Jack Larson—Career Education—Chairman, President, and CEO

Thank you.

Jeff Silber—Harris, Nesbit, Gerrard

Pat, you were kind enough to provide the CTU online numbers, and using that, is it safe to assume that if I back out your online numbers from your same school enrollment, that same school ground based enrollment did increase or did accelerate slightly from the third quarter. Is that correct?

Pat Pesch—Career Education—CFO

Yes. It's close to flat but if you run through the numbers that you have, you would see it up modestly.

Jeff Silber—Harris, Nesbit, Gerrard

Great and just a follow-up to that. In your guidance for the first quarter, just taking a look back at prior years, sometime we've seen a little bit of a sequential drop in enrollment between January 31st, and April 30th. Does your guidance for the first quarter include the same thing?

Pat Pesch—Career Education—CFO

Well, you know, in fact, the January 31 numbers at this point are actual numbers. So if you're talking about the October to January information, I'm not sure I understand—

Jeff Silber—Harris, Nesbit, Gerrard

I'm sorry I was going from your January to April.

Pat Pesch—Career Education—CFO

Okay. I would suggest that when you look at it historically, your observation is correct. But there's always, when you look at the historical information there's always a little bit of noise in the information because of the impact of acquisitions. When you look at expectations for April, I think there's a couple factors that could somewhat offset that historical trend.

One is that our online business, the growth in our online business, has been at such a steep rate that's kind of overshadowed any of the traditional seasonality that we've had in the brick and mortar business. Secondly, when you look at the acquisition of Whitman, Whitman is still in its early days under our ownership, and we have been experiencing some strong growth there. For instance, we did have some consecutive growth there from October to January. And campuses that may be traditionally would have been more flat in this period of time. So you could have some upward opportunity in those schools.

Jeff Silber—Harris, Nesbit, Gerrard

Okay. I appreciate that. Thanks.

Operator

Your next question comes from Matt Litfin, of William Blair & Company. Please proceed.

Matt Litfin—William Blair & Company, LLC

Good morning. Jack, maybe you can talk a little bit about your appetite for future acquisitions given that you're already pretty much I know integrated the Whitman system into the CTU system? Also what are you seeing with acquisition pricing out there?

Jack Larson—Career Education—Chairman, President, and CEO

Right. You know, acquisitions, you know, they continue to be a focus for us. It's a strategy that has worked out extremely well. You know we're judicious on it and we want to be opportunistic about it. We've got a number of people that work on that on a full-time basis, and we'll continue to do that. Of course, you never know when an acquisition is going to come along or close or those types of things, but that is certainly something that we have very much part of our plans. Of course, it doesn't appear in any of our numbers and I'm sure we'll do some acquisitions this next year.

In terms of pricing, you know, I think as we look at it, you know, again we want to make sure that it's something that fits in with our strategy. We feel that it's something that we can get a very good return

on. We want it to be consistent with the returns that we've gotten in the past, and I think that that's something that we're very mindful of as we go out and make bids on things. But we've got an excellent track record in this area and we've done a good job, I think and you go back and look at what we paid for something and you look at it two or three or four years later, as much five years later, I think the numbers speak for themselves, and I think the acquisitions that we made in recent times will have that same model to them.

Matt Litfin—William Blair & Company, LLC

That's certainly true. Thanks, and nice quarter.

Jack Larson—Career Education—Chairman, President, and CEO

Thank you.

Operator

Your next question from Jerry Herman of Legg Mason, please proceed.

Jerry Herman—Legg Mason Wood Walker

Thanks, good morning, everybody. The question's regarding online. The guys framed it, it sounds like you began '03 at roughly break-even in online, and then exited the year at it being the most profitable business. Part A of the question is, is it fair to assume that the profitability for the full year was generally in line with the corporate average, and then looking out to '04 as part B, will CTU have any dilutive effect on profitability as it ramps. Obviously the numbers are pretty big there. Will it dilute profitability in '04 at all?

Jack Larson—Career Education—Chairman, President, and CEO

With respect to the full year, clearly on a full year basis, you know, on an average basis, it was absolutely still our most profitable business unit, highest margin business unit on a full-year basis. The numbers we reported in the first quarter were certainly lower than the full year. But it's stepped up very quickly in terms of profitability.

I would, guess I'd say we crossed an inflection point in terms of the profitability of the business. So I guess that would address the full year question. In terms of the impact on CTU. While it is, you know, was for the third and fourth quarters essentially an investment in the business, I would not say that it had an extremely large impact or significant impact on the over all profitability of our online business. Just because it simply wasn't large enough to have that impact.

Jerry Herman—Legg Mason Wood Walker

As it grows, though, will it, I mean, you went from 70 students to 500.

Pat Pesch—Career Education—CFO

You know, as it grows, I mean, it will take some period of time before it can have the same level of margin performance as the AIU segment. However, differentiating it from AIU. The cost and ramp-up are not the same, because the investment in technology and the basic platform does not need to be replicated. There certainly are some additional costs associated with rolling out a separate platform, but we're not having to essentially reinvent, or rebuild the basic delivery platform and service platform for students.

Jerry Herman—Legg Mason Wood Walker

Great. Thanks very much.

Operator

Your next question comes from Brad Safalow of J.P. Morgan. Please proceed.

Brad Safalow—J.P. Morgan

My question had to do with the, now that we're at year end, can you give us the sources of revenue for the year from Title IV and if possible from third-party loan providers, in an ideal world, and what you got from corporate tuition reimbursements?

Pat Pesch—Career Education—CFO

We're not prepared at this point to provide that information. It clearly is information with respect to, you know, Title Four funding, et cetera that that information will clearly be in our 10-K, which we would be filing next month, but I would suggest people shouldn't expect an overly dramatic change in those numbers.

Brad Safalow—J.P. Morgan

Okay. So somewhere between 60, 65% is probably a good—

Pat Pesch—Career Education—CFO

No, our Title Four in 2000 was in the low 50s.

Brad Safalow—J.P. Morgan

Okay. I may have the wrong number there. On the corporate reimbursement side, is there any update there as far as relationships you've been able to obtain through AIU online, or given the nature of the student there?

Nick Fluge—Career Education Corporation—President, Online Education Group

Yeah. This is Nick. I guess I would just say we're really proud of our corporate partnerships that we've been establishing. They're growing dramatically every day. We have about a hundred corporate partnerships right now, and about 15 to 20% of our students participate in some type of tuition reimbursement, smaller number of total dollars but really that is increasing with every single day as it passes. So I really think it's going to be a significant part of what we do in the future.

Jack Larson—Career Education—Chairman, President, and CEO

One of the things that's important, this is Jack Larson, to understand, is that we've not really depended on this in the past, although we see this as a great opportunity, and we put some special efforts in that, in a variety of colleges and universities, markets both online and onsite And, you know, I would look to see that that would grow here in the future based on those efforts and based on the fact that companies are willing to give their employees tuition reimbursement to go to one of our locations.

Brad Safalow—J.P. Morgan

That sounds great. I appreciate the color.

Jack Larson—Career Education—Chairman, President, and CEO

Thanks.

Operator

Your next question comes from Trace Urdan of ThinkEquity. Please proceed, sir.

Trace Urdan—ThinkEquity Partners

Hey, good morning. My question is, you know, clearly given the ramp in the online business, you know, I think there's a little bit of trepidation that you guys are facing some pretty heady comps coming into next year. And, of course, it's not my concern, but I was wondering if you could address what sort of resources you have and are investing in advance of future quarters. Are you giving RoboRep any additional Silicon chips, or can you describe that a little bit for us.

Jack Larson—Career Education—Chairman, President, and CEO

Let me comment on it just for a minute, this is Jack, and then I'm going to ask Nick to kind of talk about it. They certainly do a tremendous job with their online groups. All our groups and divisions we put special efforts on, I kind of rattled off some of the technology efforts that we put in, those have really paid off very well. We started this effort probably some 18 months ago. We've intensified it the past year but they've been some nice dividends that have come our way by having these out here. We're already working on a couple generations in advance, because the system that's as large as ours, we will definitely need this to track, maintain, and have good customer service, just to define the various efficiencies. But also the customer demands that also, they expect to be able to, you know, deal with us on a 24/7 basis, and I think that we've been able to, you know, certainly meet or exceed those expectations at almost every area of our business. Nick, why don't you talk a little bit about that.

Nick Fluge—Career Education Corporation—President, Online Education Group

You know, I'll just add that I think really, our success in online comes down to three things. We have plenty of low cost leads that are high quality leads, so it leads to tremendous acquisition costs and, Trace, I guess I would just say that we are absolutely keeping our acquisition costs very low. Every month our lead generation is increasing dramatically so that really helps our marketing efforts.

I guess secondly I would say our great technology, it really enables us to scale. We scale 5 to 10 times ahead of our current population. It enables us to give the latest in automation and services to our students in a seamless fashion, so it could be non-linear multi-media courses, our own platform, our virtual campus. It could be our interior architecture, it could be financial aid online.

All of those things I know enable us to give great customer service to our students, and what that does, that's number two. Number three, that all leads to great customer service because it frees up automation and technology frees up great human resources to give immediate attention to our students and our faculty and our staff, so I think those three things suggest we're going to be successful for years to come.

We're always looking to the future, not just the 12,000 students we're talking about today, but as we look at 15,000, 20, 25,000 students in the future, we're going to be ready for them in all those ares. All those areas help our margins be strong. They help our student outcomes be strong, and I think they can say some really good things about our contribution to CEC.

Trace Urdan—ThinkEquity Partners

Were you describing the next three quarters of enrollments there, Nick?

Nick Fluge—Career Education Corporation—President, Online Education Group

I'll just say this. Absolutely, we feel confident that we're going to do a really wonderful job as we move to the next three quarters, absolutely.

Trace Urdan—ThinkEquity Partners

What about something more mundane like the number of enrollment counselors you guys have on staff and how that's trending?

Nick Fluge—Career Education Corporation—President, Online Education Group

As you well know, we've done a great job with our virtual enrollment tools, which helps students enroll without a live rep. We absolutely are increasing our live enrollment counselors or admissions representative every single week, every single month, so we're increasing those numbers as we move into the future as well. We realize it's our job every month, every week, every quarter, to move ahead of the last period and we absolutely are doing that.

Jack Larson—Career Education—Chairman, President, and CEO

You know, this is Jack. Keep in mind one of the things that we do is, you know, when we build our budgets, we make sure that we have the appropriate number of admissions representatives to work with the, you know, certain numbers of leads as they come in. There's a true relationship there. And, you know, the other thing is we make sure that we've got the technology because many of our students prefer to enroll on an online basis and just as an example, month in month out, perhaps as many as 25% of the enrollments that come into our system will come in on an online basis, and the rest will be through some of the, you know, some of our representatives. So, you know, I think we're getting both areas, I think we're getting the best of both worlds and I think it really has resulted in an increase in the number of enrollments, and an increased number of people wanting to start school.

Trace Urdan—ThinkEquity Partners

Great, thanks.

Jack Larson—Career Education—Chairman, President, and CEO

Thank you.

Operator

Your next question comes from Fred McCrea, of Thomas Weisel Partners.

Fred McCrea—Thomas Weisel Partners

Fred McCrea,Thomas Weisel Partners, good morning, everybody.

Jack Larson—Career Education—Chairman, President, and CEO

Good morning.

Fred McCrea—Thomas Weisel Partners

I was going to say, we hadn't heard from Nick yet, but I'll give a follow-up to Trace's question. Nick, maybe you can break down for us a little bit, solid enrollment numbers here in Q4 on the online side. Can you give us a little more color in terms of the program breakdowns, relative to the total number of students, and how that flows out, and maybe following it up with some new initiatives, new program areas you're looking at it this year.

Nick Fluge—Career Education Corporation—President, Online Education Group

Sure, I don't know if I'll touch on exactly what you're talking about. I'll say currently we have 21 programs at AIU and CTU online, so we have a really vibrant number of programs that we think reach out to a large audience. Keep in mind our students come to us from 50 states and 35 foreign countries, so, we are reaching out around the world. We think we probably have enough programs to accommodate groups of students well in excess of our current 12,000. But the great news is we never sleep for a minute. We're currently marketing six new programs for April. Four at AIU. Two at CTU, and we'll continue to do that as the year progresses, so our 27 programs today were, or 21 programs today, we're working on those, we'll have 27 in April. We'll add others in the future.

We've had success across the board. It could be criminal justice, our latest program, it could be business or IT, our earliest programs, it could be education or visual communications, we're finding a really nice mix moving into all those programs, and we think we have a lot of products to offer to our students. We have really great technology to offer to the students. And what that means is those students are going to be successful in school, and we can reach out to these people all over the world. So we feel really good not only in this quarter, not only in the last couple of years, but as we move towards the end of this year, I just say watch out, online is doing a great job.

Fred McCrea—Thomas Weisel Partners

Maybe just scroll down one second further on that. Maybe you can give us an order of the top five most popular programs?

Nick Fluge—Career Education Corporation—President, Online Education Group

You know, again we offer programs in the area of associate, bachelor and master degrees. But most of our students right now are in the business programs, or in the IT programs. Criminal justice is brand new but we've got a great start. Visual communications and education are doing wonderful jobs, so again, business and IT are our two leading programs, but we feel really good about the mix across the board, and if we look at CTU online, our latest platform, those were the online, the AIU numbers he gave you.

CTU Online has about 50/50 even mix of business and IT programs right now, and we have bachelor and master programs as well. So we feel really good about that particular mix out there in that we aren't really losing out or thinking, gosh, this isn't making it, this is making it. We feel really good that we're receiving a great reception throughout, across the board.

Fred McCrea—Thomas Weisel Partners

Great, thanks so much.

Nick Fluge—Career Education Corporation—President, Online Education Group

You bet.

Jack Larson—Career Education—Chairman, President, and CEO

Let me before we take any more questions, let me just clarify something. I gave a number a minute ago on booked futures and that 50% up from last year, not 30%. So that's 50% up from last year on booked futures. So I just wanted to clarify that.

Pat Pesch—Career Education—CFO

And if I can, I mean, 30% is more of a, is closer to kind of a same school number and we always kind of track that stuff on that basis, so the primary difference here really is associated with the booked futures related to acquisitions that have been added.

Jack Larson—Career Education—Chief, President, and CEO

Let's resume our questions then, please.

Operator

Thank you. Your next question comes from Kelly Flynn, of UBS.

Kelly Flynn—UBS Warburg

Thanks. Questions for Pat. Can you give an update on your recourse program with Sallie Mae. Do you still like that program? Have there been any changes in the parameters or program in general, and then just I know you won't break out your sources explicitly of revenue Title IV, et cetera, but can you just give some color on how you view the pay-as-you-go arrangement and kind of what the trends have been there and what you expect there going forward. Thanks.

Pat Pesch—Career Education—CFO

Sure. Couple things, one, let me just kind of review our relationship with Sallie Mae. One, as is common for companies in our industry, is to really kind of facilitate loan applications for students with third parties. We do have a relationship with Sallie Mae, as well as other lenders where we kind of help hook up that student with that lender, facilitate an application process, et cetera. I mean, things generally referred to as alternative loans. The great majority of that activity occurs on a basis that has no recourse to Career Education or its schools.

We also have an arrangement with Sallie Mae, whereby, they will make available loans to our students, where we provide essentially a limited recourse guarantee to support credit losses that they would incur on that, on those loans. Essentially what they do is they will make a loan with a lower, to a student with a lower credit score than they would on their own. Our arrangement there is to provide up to a 20% recourse reimbursement to Salie Mae for losses that they incur on the portfolio. When we do that, we limit the dollar amounts more severely than Sallie Mae would in what we call their signature loan program or the nonrecourse program.

So essentially we're working with students to fill in a gap between the amount that's available for them from Title IV funding, and we're filling in that gap with a limited guarantee. That 20% cost, while its structured with Sallie Mae that if their experience is better and they don't need that full 20%, we'll essentially get that money back. The way we've accounted for it is to assume that the maximum exposure that we have on the arrangement is, in fact, the ultimate exposure. So we would expense all of those dollars over the student's time in school.

The size of that program that we have with Sallie Mae, we have roughly a $40 million commitment of financing with them over a three-year period. So when you look at the dollars available through that program, on an annual basis, it's fairly limited, and then our P&L exposure associated with that program is roughly, you know, 20% of that amount.

With respect to, you mentioned pay-as-you-go, we do look at extending credit to students, both on an in-school basis so kind of monthly payments while they're in school, and we have in a more limited measure, made dollars available to students on extended payment plans. We recently entered into an arrangement with Sallie Mae, where one of their financing partners will essentially service those—any extended loan payment arrangements that we do.

So those are for Career Education risk only. Those also are in more limited dollar amounts per student than what we would make available under either a nonrecourse or a recourse loan with Sallie Mae.

Kelly Flynn—UBS Warburg

Okay. Great, that's really good color, thanks, Pat.

Operator

Your next question comes from Jennifer Childes, of Bear Stearns, please proceed.

Jennifer Childes—Bear Stearns

Good morning. I was hoping you could give us a little more color on how your credit standards have toughend, maybe you can give us some examples, and then secondly, how much credit or exposure do you have to students on a longer-term basis either through your pay-as-you-go, or through the Sallie Mae program you just alluded to? Thanks,.

Pat Pesch—Career Education—CFO

With—with respect to the pay-as-you-go arrangements, you know, those would really represent kind of the bulk of the dollars that we have outstanding to students, to in-school students. I think as you know, most of our out of school students, who are not current on a payment plan for any balances that they have when they leave school, our reserve policy essentially requires that they be reserved a hundred percent shortly after leaving school, if they're not current on their payment plans.

Jennifer Childes—Bear Stearns

Current means within 30 days?

Pat Pesch—Career Education—CFO

Current means within 30 days, well, basically any delinquency, once they're out of school for about 30 days. So we essentially give them a period of time to start making, to make good on their payment obligations, and if they don't, we move them into this delinquent out of school category where we reserve them heavily. Now with respect to the—maybe you can repeat your question with respect to the arrangement with Sallie Mae? I'm not sure I understood it.

Jennifer Childes—Bear Stearns

Quantify your exposure.

Pat Pesch—Career Education—CFO

You know, we haven't provided a specific breakdown of that, but I guess if you look at our net receivables, those gross, those net receivables that we have disclosed, and at the end of 2003, that was $117 million in total, that includes receivables from all sources including Title IV. So any amounts that are due under our Title IV loans, any amounts due from Sallie Mae, or other alternative loan providers, under those programs, would be included in there until collected, and those make up the majority of the dollars within that receivables. We've not provided specific information on—on the student portion of that.

Jennifer Childes—Bear Stearns

Can you somehow give us a little color, maybe what percentage of students are delinquent if you can't give us your exposure in dollars? And maybe secondly do you have a bad debt expense goal?

Pat Pesch—Career Education—CFO

Bad debt expense goal? We have not talked about specific goals. I would say all things, all things equal. We would expect over time to move back to our historical levels of bad debt. Kind of a pre-2003 levels.

Jack Larson—Career Education—Chairman, Presient, and CEO

Let's go then with our last caller, please. We'll take one more question.

Operator

Your next question comes from Mark Hughes of SunTrust. Please proceed.

Mark Hughes—Sun Trust

Thank you very much. You had talked about the opportunity for enrollment stability in the second quarter. How about earnings last year, your EPS was flat sequentially and prior years it had been down. Any sense about what we ought to think about this year?

Pat Pesch—Career Education—CFO

I guess as we look at it, I mean, we have had when you look at it sequentially we've had kind of historical seasonality in terms of the margins. That was largely attributable to the seasonal nature of the brick and mortar business. Our online business has basically, if you will, kind of allowed us to kind of grow through some of that seasonal pattern. That's clearly part of what we saw last year. The guidance doesn't contemplate that occurring again this year although with substantial improvement in online revenue performance that could occur.

Mark Hughes—SunTrust

Gotcha. And then just a quick comment on recent graduation and persistence metrics. Any assumed change in your guidance?

Pat Pesch—Career Education—CFO

There is nothing implicit in the guidance with respect to any substantial change there.

Mark Hughes—SunTrust

Thank you.

Jack Larson—Career Education—Chairman, President, and CEO

Very good. I at this time want to thank everybody for joining the call. We feel that our 2003 strategies gave us a lot of momentum. Those have been set in motion. We are now, of course, in 2004, and we have some great strategies that are currently kicking in, and I think it'll give us a lot of momentum here as we, you know, head into the next number of quarters. So once again I want to thank everybody for joining us and have a good day.

Operator

Ladies and gentlemen, thank you for your participation in today's conference. This concludes the programming. You may now disconnect. Have a good day.

QuickLinks

  Exhibit 99.2